UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2010

LTX-CREDENCE CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	000-10761	04-2594045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1355 California Circle, Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 461-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On November 3, 2010, the Compensation Committee of the Board of Directors of LTX-Credence Corporation (the “Company”) approved an annual cash incentive bonus plan (the “Plan”) for the fiscal year ending July 31, 2011 (“fiscal 2011”) for certain Company officers. The Plan provides that an annual cash bonus will be paid to certain officers in amounts that are determined by using a formula based on the Company’s net income before taxes (excluding the accrual for the Plan and the employee profit sharing plan) (“adjusted net income before taxes”) for fiscal 2011.

Each named executive officer has a target annual cash incentive bonus of 50% of his base salary for fiscal 2011, which will be payable at the target amount if the Company’s adjusted net income before taxes for fiscal 2011 equals a target amount specified by the Compensation Committee. The formula for determining the actual amount of annual cash incentive bonus to be paid to each named executive officer for fiscal 2011 is (i) the Company’s actual adjusted net income before taxes for fiscal 2011, (ii) divided by the target adjusted net income before taxes for fiscal 2011 set by the Compensation Committee, (iii) multiplied by the executive officer’s target annual cash incentive bonus amount. The annual cash incentive bonus amount for fiscal 2011 is capped at 2.5 times the named executive officer’s target annual cash incentive bonus amount for David G. Tacelli, the Company’s President and Chief Executive Officer, and Mark J. Gallenberger, the Company’s Vice President, Chief Financial Officer and Treasurer, 2.0 times the named executive officer’s target annual cash incentive bonus amount for Peter S. Rood, the Company’s Vice President, Product Development and Operations, and Stephen R. Wigley, the Company’s Vice President, Marketing, and 1.25 times the named executive officer’s target annual cash incentive bonus amount for Bruce MacDonald, the Company’s Vice President and Chief Technology Officer. No bonus is payable under the annual cash incentive bonus plan for 2011 if the Company’s adjusted net income before taxes is equal to or less than $0.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2010	LTX-Credence Corporation

	By:	/S/ MARK J. GALLENBERGER
Mark J. Gallenberger
Vice President, Chief Financial Officer and Treasurer